EXHIBIT 21-1


                         SUBSIDIARIES OF THE REGISTRANT


SUBSIDIARY                                   STATE OF INCORPORATION


New Jersey Natural Gas Company                         New Jersey

Paradigm Resources Corporation                         New Jersey
  Subsidiaries:

     Commercial Realty & Resources Corp.               New Jersey
     NJR Energy Corporation                            New Jersey
          Subsidiaries:
               New Jersey Natural Resources Company    New Jersey
               NJNR Pipeline Company                   New Jersey
               NJR Storage Corporation                 Delaware
               Natural Resources Compressor Company    New Jersey
               NJRE Operating Company                  Oklahoma
          Paradigm Power, Inc.                         New Jersey
             Subsidiary:
               Lighthouse One, Inc.                    New York
               Lighthouse II, Inc.                     Delaware